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                                                                    EXHIBIT 99.1


 [TERA FORCE LOGO]                             TERAFORCE TECHNOLOGY TO TRADE ON
                                                       OTC BULLETIN BOARD


         NEWS RELEASE


Contact: Patty Dickerson, Investor Relations - 469-330-4969

RICHARDSON, TEXAS (June 19, 2001) - TeraForce Technology Corporation (OTCBB:
TERA) today announced that it has been notified by the Nasdaq Stock Market that after consideration of the Company's appeal it has decided to de-list TeraForce's common stock from the Nasdaq Smallcap Market. Trading of TeraForce Technology Corporation common stock ceased on the Nasdaq SmallCap Market effective with the open of the market on June 19, 2001. Nasdaq based its decision on TeraForce's inability to maintain compliance with the Nasdaq listing criteria requiring a minimum bid price of $1.00 per share. TeraForce believes that the changes in its operations and business strategy which have been implemented over the past few months were positioning TeraForce to achieve compliance with Nasdaq's listing criteria. However, Nasdaq was unwilling to allow additional time for TeraForce to complete the execution of its strategic plan. The common stock of TeraForce will now trade on the OTC Bulletin Board, which is operated by Nasdaq, under the symbol "TERA".


ABOUT TERAFORCE TECHNOLOGY CORPORATION
Based in the Richardson, Texas, Telecom Corridor, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells DSP (digital signal processing) products and optical networking equipment, and also provides high-value product design and development services to telecommunications and networking companies. TeraForce's primary business units are DNA Enterprises, Inc., www.dnaent.com, and DNA Computing Solutions, Inc., www.dnacomputingsolutions.com. Further information about TeraForce Technology Corporation can be accessed at www.teraforcetechnology.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not utilize electronic "bulletin boards" as a means of disseminating information. The Company's officers, directors, employees and representatives are prohibited by Company policy from participating in such forums in regards to the Company.



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